Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 31, 2006, accompanying the financial statements of Orange REIT, Inc. as of December 31, 2005 (which contains an explanatory paragraph regarding the restatement of previously issued financial statements and an explanatory paragraph regarding the fact that the Company is in the development stage, as more fully discussed in note 1 to the financial statements) contained in Amendment No. 3 to the Registration Statement and Preliminary Prospectus on Form S-11. We consent to the use of the aforementioned report in this Registration Statement and Preliminary Prospectus of Orange REIT, Inc. on Form S-11, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

New York, NY

February 6, 2007